Exhibit 99.1

John Tietjen	Thomas Walsh
Chief Financial Officer	Investor Relations/Media Relations
Sterling Bancorp	MWW Group
john.tietjen@sterlingbancorp.com	twalsh@mww.com
212.757.8035	201.964.2464

FOR IMMEDIATE RELEASE

Sterling Bancorp to Present at the Keefe Bruyette & Woods Honor Roll & Sixth
Annual Community Bank Investor Conference

NEW YORK, July 21, 2005 – Sterling Bancorp, a financial holding company and the parent company of Sterling National Bank, announced today that President John C. Millman will address the Sixth Annual Keefe, Bruyette & Woods (KBW) Community Bank Investor Conference taking place at the Pierre Hotel in New York from July 25 through July 27th.

Mr. Millman’s presentation will commence at 2:30 PM Eastern Time on Wednesday, July 27, 2005 and will focus on Sterling’s corporate strategies and ongoing growth initiatives.

A copy of the slide presentation will be available on July 27, 2005 on the Company’s website: http://www.sterlingbancorp.com/. In addition, Sterling’s presentation will be simultaneously webcast on Keefe, Bruyette & Woods’ website: http://www.kbw.com/.

ABOUT STERLING BANCORP
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, Virginia and North Carolina and conducts business throughout the U.S.

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